Exhibit 4-4(e)

AMENDMENT NO. 4

TO THE

FIRSTENERGY CORP. SAVINGS PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2017

This Amendment No. 4 to the FIRSTENERGY CORP. SAVINGS PLAN is made on the 23rd day of December, 2019, by FirstEnergy Corp. (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company sponsors the FirstEnergy Corp. Savings Plan (hereinafter referred to as the “Plan”); and

WHEREAS, the Plan was restated effective January 1, 2017; and

WHEREAS, the Company desires to amend provisions of the Plan to reflect changes to the rules for hardship withdrawals resulting from the final regulations published by the Internal Revenue Service.

NOW, THEREFORE, effective as set forth below and pursuant to Section 18.1 of the Plan, the Plan is hereby amended as follows:

1. Effective January 1, 2020, subsection 11.3(c) of the Plan is hereby amended by the deletion of said Section in its entirety and the substitution of the following in lieu thereof:

(c)

In making a determination whether to approve any such application, the Administrator may require the Member to submit such proof as to the existence of such financial need as the Administrator deems necessary and shall consider all relevant facts and circumstances presented by the Member. For purposes of this Section, an “Immediate and Heavy Financial Need” is limited to a distribution on account of:

(i)	medical expenses (within the meaning of Section 213(d) of the Code) incurred by the Member, his or her Spouse, or any dependent (within the meaning of Section 152 of the Code);

(ii)	purchase (excluding mortgage payments) of the Member’s principal residence;

(iii)	payment for the next twelve (12) months of post-secondary education and related educational fees for the Member, his or her Spouse, or any dependent (within the meaning of Section 152 of the Code);

(iv)	the need to prevent the eviction of the Member from his or her principal residence or foreclosure on the mortgage of his or her principal residence;

(v)	funeral or burial expenses incurred by the Member or his or her Spouse or any dependent (within the meaning of Section 152 of the Code);

(vi)

Expenses for the repair of damage to the Member’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to Section 165 (h)(5) and whether the loss exceeds ten percent (10%) of adjusted gross income); and

(vii)

payment of expenses incurred by the Member on account of a disaster declared by the Federal Emergency Management Agency (FEMA), provided the Member’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster.”

2. Effective January 1, 2019, subsection 11.3(e) of the Plan is hereby amended by the deletion of said Section in its entirety and the substitution of the following in lieu thereof:

“(e)

In determining whether a distribution is necessary to satisfy such financial need, the Administrator may reasonably rely upon the Member’s representation that the need cannot be satisfied from other resources reasonably available to him or her. For this purpose, the Administrator, in the absence of actual contrary knowledge, shall accept the Member’s representation that such financial need cannot be relieved:

(i)	through reimbursement or compensation by insurance or otherwise;

(ii)	by reasonable liquidation of assets, to the extent such liquidation would not itself cause a financial need;

(iii)	by other distributions (other than on account of hardship) from the Plan and all other plans maintained by any other employer in which the Member participates; or

(iv)

by borrowing from commercial sources on reasonable commercial terms except that a Member need not take an action to satisfy the need from other sources if the effect would be to increase the amount of the need.”

IN WITNESS WHEREOF, FirstEnergy Corp., by its appropriate duly authorized officer, has caused this Amendment No. 4 to the FirstEnergy Savings Plan to be executed on the date stated above.

FIRSTENERGY CORP.

By:
Title: SVP & CFO

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